                                Exhibit 1(A)(5)
           Form of Flexible Premium Variable Life Insurance Company

                          C.M. Life Insurance Company
                                A STOCK COMPANY
                             Hartford, Connecticut

         INSURED  JOHN DOE                   123456789    POLICY NUMBER
     POLICY DATE  MAY 1, 1995                35  UNISEX   AGE AND SEX
   DATE OF ISSUE  MAY 1, 1995                $50,000      INITIAL SPECIFIED
                                                          AMOUNT

This Policy is issued by the Company at its Service Center, 140 Garden Street, Hartford, Connecticut, on the Date of Issue. It is a legal contract between the Policyowner and the Company.

The Company will pay the death Proceeds to the Beneficiary when We receive at Our Service Center due proof of the Insured's death while this Policy was In Force.

Payment will be subject to all provisions of this Policy. This Policy may terminate before the Maturity Date if the premiums paid are not sufficient to continue it to that date.

THE AMOUNT OF THE DEATH BENEFIT, THE DURATION OF THE DEATH BENEFIT, OR BOTH, MAY BE VARIABLE OR FIXED AS DESCRIBED IN THIS POLICY. POLICY VALUES MAY INCREASE OR DECREASE IN ACCORDANCE WITH THE EXPERIENCE OF THE SEPARATE ACCOUNT.

The Policy Value in the Fixed Account will accumulate interest at a minimum guaranteed annual rate as shown in the Policy Specifications. Interest in excess of the guaranteed rate may be credited at the Company's sole discretion.

                          READ YOUR POLICY CAREFULLY
PRESIDENT                SECRETARY
                                   REGISTRAR

                          RIGHT TO EXAMINE THE POLICY

You may cancel this Policy by mailing or delivering it to the Service Center or by delivering it to the agent of the Company on or before the later of: ten (10) days after You receive it; or ten (10) days after the Company mails You a Notice of Withdrawal Right. Upon its return, the Policy will be considered void from its inception. You will receive a refund equal to the sum of:
(1) the difference between any payments made, including fees and charges, and the amounts allocated to the Separate Account;
(2) the Surrender Value (on the date the cancellation request is received by the Company) attributable to the amounts allocated to the Separate Account; and
(3)  any fees or charges imposed on amounts in the Separate Account.

                FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

 .    Adjustable Death Benefit Payable at the Death of the Insured, if the
     Insured Dies Before the Maturity Date and While the Policy is In Force.
 .    Flexible Premiums Payable During the Lifetime of the Insured Until the
     Maturity Date.
 .    Surrender Value Payable on the Maturity Date if the Policy has not
     Terminated.
 .    Nonparticipating - No Dividends.

                               TABLE OF CONTENTS
Part                                                                  Page

POLICY SPECIFICATIONS
DEFINITIONS .............................................................1
GENERAL PROVISIONS ......................................................2
     The Policy
     Policy Specifications
     Maturity Date
     Policyowner

     Beneficiary
     Change of Policyowner or Beneficiary
     Misstatement of Age
     Incontestability
     Suicide
     Assignment
     Termination
     Nonparticipation
     Annual Statement
     Illustration of Benefits and Values
PREMIUM PROVISIONS ......................................................5
     Premiums
     Maximum Premium
     Premium Charge
     Tax Expense Charge
     Net Premium and Allocation of Net Premiums
     Allocation
     Planned Periodic Premiums
     Unscheduled Premiums
     Grace Period
     Reinstatement
PROCEEDS ................................................................7
     General
     Policy Settlement
DEATH BENEFIT PROVISIONS ................................................8
     Death Benefit
     Changing the Death Benefit Option
     Changing the Specified Amount
DEFINITION OF LIFE INSURANCE TEST .......................................9
POLICY VALUE PROVISIONS .................................................9
     Calculation of Policy Value
     Accumulation Unit
     Net Investment Factor
     Fixed Account
     Separate Account
     Monthly Deductions
     Monthly Cost of Insurance Rates
     Basis of Computation
     Transfers
SURRENDER PROVISIONS ...................................................13
     Surrender Value
     Surrender of the Policy
     Partial Withdrawals
POSTPONEMENT OF PAYMENTS ...............................................13
CONVERSION PROVISION ...................................................14

                         TABLE OF CONTENTS (Continued)
Part                                                                  Page

POLICY LOANS............................................................14
     General
     Loan Interest Rate
     Preferred Loan
     Federal Tax Considerations
INCOME SETTLEMENT OPTIONS ..............................................15
     Alternate Life Income
     Payment Provisions

--------------------------------------------------------------------------------
                             POLICY SPECIFICATIONS
--------------------------------------------------------------------------------

FLEXIBLE PREMIUM VARIABLE LIFE

INSURED      JOHN DOE                         ISSUE AGE          35
POLICY DATE  MAY 1, 1995                      SEX                UNISEX
DATE OF ISSUE       MAY 1, 1995               POLICY NUMBER      123456789
UNDERWRITING CLASS        PREFERRED GUARANTEED ISSUE NON-TOBACCO
MONTHLY ANNIVERSARY       1ST DAY OF EACH MONTH
MATURITY DATE             MAY 1, 2055
INITIAL SPECIFIED AMOUNT  $50,000
DEATH BENEFIT OPTION      1
LOAN INTEREST RATE        VARIABLE
LOAN INTEREST SPREAD      1.5%
FIXED ACCOUNT GUARANTEED INTEREST RATE  4.0% ANNUAL EFFECTIVE RATE
PLANNED PERIODIC PREMIUM        $500.00
INITIAL PREMIUM                 $500.00
PREMIUM MODE                    ANNUAL
TARGET PREMIUM                  $2,098.00
MINIMUM SPECIFIED AMOUNT        $50,000
MINIMUM INCREASE AMOUNT         $10,000
MAXIMUM MONTHLY PER POLICY CHARGE      $10.00
MAXIMUM MONTHLY PER THOUSAND CHARGE    $0.10
CURRENT TAX EXPENSE CHARGE      2% OF ALL PREMIUMS
MAXIMUM PREMIUM CHARGE          6% UP TO TARGET PREMIUM IN THE FIRST 7 POLICY
                                YEARS; 0% IN EXCESS OF TARGET PREMIUM
PARTIAL SURRENDER FEE     $25.00
NUMBER OF FREE TRANSFERS PER POLICY YEAR  12
TRANSFER CHARGE           $25.00
MAXIMUM SEPARATE ACCOUNT GUARANTEED   .90% EQUIVALENT ANNUAL RATE
MORTALITY AND EXPENSE RISK CHARGE
MAXIMUM SEPARATE ACCOUNT        .25% EQUIVALENT ANNUAL RATE
ADMINISTRATIVE CHARGE


NOTE: COVERAGE MAY EXPIRE PRIOR TO THE MATURITY DATE IF NO PREMIUMS ARE PAID AFTER THE FIRST OR SUBSEQUENT PREMIUMS ARE INSUFFICIENT TO CONTINUE COVERAGE. IF THE CURRENT ASSUMPTIONS FOR THIS POLICY CHANGE, COVERAGE WILL ALSO BE AFFECTED.

THIS POLICY IS ADJUSTABLE. IF IT IS ADJUSTED THEN NEW POLICY SPECIFICATIONS WILL BE ISSUED AND WILL REPLACE THESE POLICY SPECIFICATIONS.

--------------------------------------------------------------------------------
                FLEXIBLE PREMIUM VARIABLE LIFE (continued for)

INSURED           JOHN DOE                        POLICY NUMBER    123456789
DATE OF ISSUE     MAY 1, 1995                     POLICY DATE      MAY 1, 1995
--------------------------------------------------------------------------------
               TABLE OF MAXIMUM MONTHLY COST OF INSURANCE RATES
                      PER THOUSAND OF NET AMOUNT AT RISK
          UNDERWRITING CLASS: PREFERRED GUARANTEED ISSUE NON-TOBACCO
                                  SEX: UNISEX

        INSURED'S       MONTHLY                INSURED'S           MONTHLY
        ---------       -------                ---------           -------
           AGE           RATE                     AGE               RATE
           ---           ----                     ---               ----

            35          0.20527                    68              3.35189
            36          0.21655                    69              3.68947
            37          0.22908                    70              4.07332
            38          0.24539                    71              4.57175
            39          0.26294                    72              5.02137
            40          0.28176                    73              5.62137
            41          0.30435                    74              6.29926
            42          0.32568                    75              7.04201
            43          0.35205                    76              7.84175
            44          0.37717                    77              8.69316
            45          0.40858                    78              9.58798
            46          0.44000                    79             10.55482
            47          0.47395                    80             11.63402
            48          0.51295                    81             12.85963
            49          0.55323                    82             14.27298
            50          0.59731                    83             15.90706
            51          0.65024                    84             17.73611
            52          0.70951                    85             19.74902
            53          0.77766                    86             21.89940
            54          0.85599                    87             24.21426
            55          0.94072                    88             26.65196
            56          1.03315                    89             29.26000
            57          1.13330                    90             32.08494
            58          1.23993                    91             35.20203
            59          1.35562                    92             38.73243
            60          1.48931                    93             42.91884
            61          1.63729                    94             48.57907
            62          1.80858
            63          2.00847
            64          2.23462
            65          2.48337
            66          2.75365
            67          3.04309

THE ABOVE RATES ARE BASED ON THE 1980 COMMISSIONER'S STANDARD ORDINARY MORTALITY TABLE B NONSMOKER

--------------------------------------------------------------------------------
                FLEXIBLE PREMIUM VARIABLE LIFE (continued for)

INSURED           JOHN DOE                        POLICY NUMBER    123456789
DATE OF ISSUE     MAY 1, 1995                     POLICY DATE      MAY 1, 1995
--------------------------------------------------------------------------------

                       DEFINITION OF LIFE INSURANCE TEST
TEST CHOSEN:  GUIDELINE PREMIUM TEST

                             DEATH BENEFIT FACTORS

   INSURED'S                                 INSURED'S
   ---------                                 ---------
      AGE                 FACTOR                AGE              FACTOR
      ---                 ------                ---              ------
      35                   2.50                 68                1.17
      36                   2.50                 69                1.16
      37                   2.50                 70                1.15
      38                   2.50                 71                1.13
      39                   2.50                 72                1.11
      40                   2.50                 73                1.09
      41                   2.43                 74                1.07
      42                   2.36                 75                1.05
      43                   2.29                 76                1.05
      44                   2.22                 77                1.05
      45                   2.15                 78                1.05
      46                   2.09                 79                1.05
      47                   2.03                 80                1.05
      48                   1.97                 81                1.05
      49                   1.91                 82                1.05
      50                   1.85                 83                1.05
      51                   1.78                 84                1.05
      52                   1.71                 85                1.05
      53                   1.64                 86                1.05
      54                   1.57                 87                1.05
      55                   1.50                 88                1.05
      56                   1.46                 89                1.05
      57                   1.42                 90                1.05
      58                   1.38                 91                1.04
      59                   1.34                 92                1.03
      60                   1.30                 93                1.02
      61                   1.28                 94                1.01
      62                   1.26
      63                   1.24
      64                   1.22
      65                   1.20
      66                   1.19
      67                   1.18




THE DEATH BENEFIT OTHERWISE DETERMINED UNDER THE TERMS OF THIS POLICY MUST BE AT LEAST AS LARGE AS THE PRODUCT OF THE DEATH BENEFIT FACTOR AT THE INSURED'S ATTAINED AGE AT DEATH AND THE POLICY VALUE ON THAT DATE.

--------------------------------------------------------------------------------
                FLEXIBLE PREMIUM VARIABLE LIFE (continued for)

INSURED           JOHN DOE                   POLICY NUMBER      123456789
DATE OF ISSUE     MAY 1, 1995                POLICY DATE        MAY 1, 1995
--------------------------------------------------------------------------------



MAXIMUM PREMIUM LIMITATIONS:

UNDER CURRENT TAX LAW, THE SUM OF THE PREMIUMS PAID UNDER THIS POLICY MAY NOT, AS OF ANY DATE, EXCEED THE GREATER OF A AND B DESCRIBED BELOW. THESE LIMITS MAY CHANGE IF THE POLICY IS MODIFIED.

     A.   7,861.50
     B.   704.00 MULTIPLIED BY ONE PLUS THE NUMBER OF FULL POLICY YEARS ELAPSED

--------------------------------------------------------------------------------
                FLEXIBLE PREMIUM VARIABLE LIFE (continued for)

INSURED            JOHN DOE                     POLICY NUMBER    123456789
DATE OF ISSUE      MAY 1, 1995                  POLICY DATE      MAY 1, 1995
--------------------------------------------------------------------------------

                   INITIAL NET PREMIUM ALLOCATION SELECTION


FIXED ACCOUNT                                                     XX.X%

MONEY MARKET SUB-ACCOUNT**                                        XX.X%

INCOME SUB-ACCOUNT****                                            XX.X%

HIGH INCOME SUB-ACCOUNT**                                         XX.X%

TOTAL RETURN SUB-ACCOUNT*                                         XX.X%

GROWTH SUB-ACCOUNT*                                               XX.X%

INTERNATIONAL EQUITY SUB-ACCOUNT*                                 XX.X%

INDEX 500 SUB-ACCOUNT***                                          XX.X%

LIFESPAN DIVERSIFIED INCOME SUB-ACCOUNT*                          XX.X%

LIFESPAN BALANCED SUB-ACCOUNT*                                    XX.X%

LIFESPAN CAPITAL APPRECIATION SUB-ACCOUNT*                        XX.X%

                        TOTAL                         100.0%


INFORMATION ON CHANGES TO THESE ALLOCATIONS OR ADDITIONAL FUNDS WILL BE PROVIDED TO YOU.

* THESE SUB-ACCOUNTS EACH INVEST IN CORRESPONDING SHARES OF CERTAIN PORTFOLIOS OF PANORAMA SERIES FUND 1, INC. (THE C.M. FUND).

** THESE SUB-ACCOUNTS EACH INVEST IN CORRESPONDING SHARES OF CERTAIN PORTFOLIOS OF VARIABLE INSURANCE PRODUCTS FUND (VIP FUND) ADVISED BY FIDELITY MANAGEMENT AND RESOURCE COMPANY.

*** THESE SUB-ACCOUNTS EACH INVEST IN CORRESPONDING SHARES OF CERTAIN PORTFOLIOS OF VARIABLE INSURANCE PRODUCTS FUND I (VIP FUND I) ADVISED BY FIDELITY MANAGEMENT AND RESOURCE COMPANY.

**** THESE SUB-ACCOUNTS EACH INVEST IN CORRESPONDING SHARES OF CERTAIN
     PORTFOLIOS OF OPPENHEIMER VARIABLE ACCOUNT FUNDS (OVAF).

SERVICE CENTER

C.M. LIFE'S HOME OFFICE, LOCATED AT 140 GARDEN STREET, HARTFORD, CONNECTICUT 06154.

--------------------------------------------------------------------------------
                            BENEFICIARY INFORMATION

INSURED            JOHN DOE                     POLICY NUMBER    123456789
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
DATE OF ISSUE    MAY 1, 1995                  POLICY DATE      MAY 1, 1995
--------------------------------------------------------------------------------


BENEFICIARY
-----------

THE EXECUTORS OR ADMINISTRATORS OF THE INSURED.


--------------------------------------------------------------------------------
                               OWNER INFORMATION

INSURED          JOHN DOE                     POLICY NUMBER    123456789
DATE OF ISSUE    MAY 1, 1995                  POLICY DATE      MAY 1, 1995
--------------------------------------------------------------------------------


OWNER
-----

THE INSURED

DEFINITIONS

ACCUMULATION UNIT - A measure of Your interest in a Sub-Account.

AGE - The Insured's age as of the nearest birthday.

BENEFICIARY - The person(s) or entity(ies) designated to receive the Proceeds upon the death of the Insured.

COMPANY - C.M. Life Insurance Company, a stock life insurance company incorporated under the laws of the State of Connecticut, and a wholly-owned subsidiary of Connecticut Mutual Life Insurance Company.

DELIVERY RECEIPT - An acknowledgment, signed by the Policyowner and returned to C.M. Life's Service Center, stating that the Policyowner has received the Policy.

FIXED ACCOUNT - An account that bears interest at an effective annual rate determined by C.M. Life, but guaranteed to be no lower than as shown in the Policy Specifications. Amounts allocated to the Fixed Account will be part of the General Account of C.M. Life.

GENERAL ACCOUNT - All assets of C.M. Life other than those held in a separate investment account.

GUIDELINE MINIMUM DEATH BENEFIT - The minimum Death Benefit required to qualify the Policy as life insurance under Federal Tax laws.

IN FORCE - The status of this Policy after coverage has begun and prior to termination.

LOAN VALUE - The maximum amount that may be borrowed under the Policy. The Loan Value equals the Policy Value as of the date of the loan less any outstanding Policy Debt and less loan interest projected to the next Policy Anniversary at the then current Loan Interest Rate.

MODE, PREMIUM MODE - The frequency Planned Periodic Premiums are billed.

MONTHLY DEDUCTION - Charges deducted monthly from the Policy Value prior to the Maturity Date. The charges include the monthly cost of insurance, the monthly cost of any benefits provided by riders, and the monthly administrative charge.

NET PREMIUM - An amount equal to the premium payment made less a tax expense charge and any applicable premium charge.

POLICY CHANGE - Any change in the Specified Amount, the addition or deletion of a rider, or a change in the Death Benefit Option and certain changes in Underwriting Class.

POLICY DATE - The date set forth in the Policy used to determine the Monthly Payment Date, Policy Months, Policy Years, and Policy Anniversaries.

POLICY DEBT - All unpaid Policy loans plus interest currently due or accrued on such loans.

POLICY VALUE - The total amount available for allocation under this Policy at any time. It is equal to the sum of (a) the value of the Accumulation Units credited to a Policy in the Sub-Accounts and (b) the value held in the Fixed Account credited to that Policy.

POLICY YEAR, POLICY ANNIVERSARY, POLICY MONTH, MONTHLY ANNIVERSARY - Are computed from the Policy Date.

Example:
Assume the Policy Date is September 15 of a given year.  Then:
 .   the first Policy Month begins on September 15.
 .   the 15th of each succeeding month will be a Monthly Anniversary and the beginning of a new Policy Month.
 .   the first Policy Year begins on September 15.
 .   the first Policy Anniversary is September 15 of the following year.

PROCEEDS - Prior to the Maturity Date, upon the death of the Insured, the Proceeds equal the amount calculated under the chosen Death Benefit Option (two Death Benefit Options, referred to throughout as "Option 1" or "Option 2", are available), less

Policy Debt outstanding at the time of the Insured's death and less any due and unpaid Monthly Deductions. On the Maturity Date, or upon surrender, the Proceeds will equal the Surrender Value of the Policy.

PRO RATA ALLOCATION - A method of allocating amounts to or from the Fixed Account and the Sub-Accounts that contain Policy Value. Each account will be allocated a percentage of the total amount to be allocated, and that percentage will be equal to the percentage of the total Policy Value less Policy Debt that is contained in that account.

SEPARATE ACCOUNT - The separate investment account called "C.M. Life Variable Life Separate Account I." Established by C.M. Life under the laws of the State of Connecticut, the Separate Account is registered as a unit investment trust under the Investment Act of 1940, as amended. The Separate Account will be used to receive and invest premiums for the Policy and it may also be used for other variable life insurance policies that C.M. Life may issue.

SERVICE CENTER - the location where this Policy is administered as shown in the Policy Specifications.

SPECIFIED AMOUNT - the Specified Amount of this Policy is shown in the Policy Specifications.

SUB-ACCOUNT - A division of the Separate Account. Each Sub-Account invests exclusively in the shares of a corresponding underlying fund.

SURRENDER VALUE - The Policy Value less Policy Debt.

TARGET PREMIUM - A premium amount used to determine premium charges for the Policy. Target Premiums vary by the Insured's Age, Underwriting Class, and tobacco status.

VALUATION DATE - A day on which the net asset value of the shares of the underlying funds of the Separate Account We offer under the Policy is determined and Accumulation Unit values of the Sub-Accounts are determined. Valuation Dates generally occur on each day on which the New York Stock Exchange is open for trading and such other days (other than a day during which no payment, partial withdrawal or surrender of the Policy is received) when there is a sufficient degree of trading in the securities of any of the funds (or unless the Securities and Exchange Commission determines that an emergency exists), such that the current asset value of the Sub-Accounts may be materially affected. VALUATION PERIOD - The interval between two consecutive Valuation Dates.

WE, OUR, US - The Company.

WRITTEN REQUEST - A request by the Policyowner in writing in a form satisfactory to C.M. Life.

YOU, YOUR - The Policyowner, as shown in the application for this Policy.

GENERAL PROVISIONS

The Policy

The Policy and the application, including subsequent applications requesting changes in the Policy, constitute the entire contract. A copy of the initial application is attached to and made a part of this Policy. Any subsequent applications will be mailed to You for attachment to this Policy. This contract is made in consideration of the application(s) and the payment of premiums as provided in this Policy.

 .   All statements in the application will be deemed representations and not warranties.
 .   No statement will be used to void this Policy or to defend against a claim under it unless contained in the application.
 .   Our agents have no authority to alter or modify any of the terms of this
    Policy. They have no authority to waive any of its provisions.
 .   Only the President or the Secretary of the Company may modify the provisions of this Policy, and then only in writing.

Policy Specifications

The initial Policy Specifications are attached to this Policy at issue. When needed, due to a Policy Change, We will mail to You, for attachment to this Policy, new Policy Specifications.

Maturity Date

The Maturity Date is the Policy Anniversary nearest the Insured's 95th birthday. The Maturity Date is the latest date on which a premium payment may be made. However, this Policy may terminate prior to the Maturity Date, as provided in the Termination provision.

Policyowner

The Policyowner has the exclusive right to exercise all rights and privileges and to receive all benefits under the Policy during the lifetime of the Insured. If the Policyowner is an individual and if no Policyowner designated under this Policy is living and if the Policy does not provide otherwise, the Policyowner will be the estate of the last Policyowner to die.



Beneficiary

 .   If no Beneficiary designated under this Policy survives the Insured, the
    Beneficiary will be the Policyowner.
 .   The interest of any Beneficiary will be subject to:
    (1) Any assignment of this Policy which is binding on Us.
    (2) Any optional settlement agreement in effect at the Insured's death.

Change of Policyowner or Beneficiary

 .   While the Insured is alive, You can change the Policyowner or Beneficiary by
    Written Request.
 .   The change will take effect on the date You signed the request whether or not the Insured is living when We receive the request at the Service Center. However, the change will be subject to any payment made or actions taken by Us before receiving the request.

Misstatement of Age

The Insured's Age may be adjusted at any time to correct a misstatement of Age. Any benefit provided by this Policy will be determined based on the Insured's correct Age. The future charges for this Policy will also be adjusted to reflect the Insured's correct Age.

Incontestability

 .   With respect to statements made in the initial application: this Policy will be incontestable after it has been In Force during the lifetime of the Insured for a period of two years from its Date of Issue.
 .   With respect to statements made in a subsequent application: any increase in
    Death Benefit based on such application will be incontestable after this Policy has been In Force during the lifetime of the Insured for two years following the Date of Issue of such increase.
 .   With respect to any statements made in an application for any extra benefit rider:  the incontestability pro-visions of the rider
    will apply.
 .   With respect to statements made in the reinstatement application: this
    Policy will be incontestable after it has been In Force during the lifetime of the Insured for a period of two years from the date of reinstatement.

Suicide

 .   If the Insured dies by suicide, while sane or insane, within two years from the Date of Issue, We will return to the Policy-owner premiums paid less any Policy Debt outstanding on the date of death.
 .   If the Insured dies by suicide, while sane or insane, within two years of the date of reinstatement of this Policy, the refund will be limited to the premiums paid since reinstatement less any Policy Debt outstanding on the date of death, and less any partial withdrawals made since the date of reinstatement.
 .   If the Insured dies by suicide, while sane or insane, more than two years from the Date of Issue, but within two years from the date of any Policy Change resulting from a subsequent application, the refund, with respect to any increase in Death Benefit arising from such change, will be limited to the Cost of Insurance attributable to such increase.

Assignment

Written notice of the terms of a transfer or a copy of any assignment must be filed at Our Service Center. Until We receive such notice, We will not be required to take notice of, or be responsible for, any transfer of interest in this Policy by an assignment, agreement or otherwise.

 .   We will not be responsible for the validity of any assignment.
 .   Any assignment made after the Insured's death will be valid only with Our consent.

Termination

All coverage under this Policy will terminate when any one of the following events occurs:
(1) the Policy is surrendered;
(2) the Insured dies;
(3) the Policy matures; or
(4) the required premium is not paid as described in the Grace Period provision.

When this Policy terminates, any Proceeds due will be paid to the Owner or Beneficiary in full settlement of Our liability under this Policy. We may require return of this Policy.

Nonparticipation

This Policy is nonparticipating and will not share in Our profits or surplus earnings. We will pay no dividends on this Policy.

Annual Statement

At least once a year We will mail an annual report to You at Your last known address. This report will include the following information as of the Policy
Anniversary:

(1) the Policy Value in the Fixed Account and in each Sub-Account of the Separate Account; (2) any transfers and withdrawals;
(2) the Surrender Value;
(3) premiums paid and Monthly Deductions made during the Policy Year;
(4) existing Policy Debt;
(5) changes in the Guideline Premiums, if applicable; and
(6) any other information required by law.

Illustration of Benefits and Values

Upon Written Request We will send You an illustration of projected future benefits and values under the Policy. This illustration will be based upon such assumptions as You may specify, as may be permitted by law. We may limit the number of such illustrations in any Policy Year. We reserve the right to charge a reasonable fee to produce an illustration.




PREMIUM PROVISIONS

Premiums

Premiums are payable directly to the Company. Premiums may be paid at any time prior to the Maturity Date to the Service Center. This Policy will not be In Force until the first premium is paid. No premium payment may be less than $100 without the Company's consent.

Maximum Premium

The maximum premium will depend on the Definition of Life Insurance Test elected in the application for this Policy. We reserve the right to refuse any premium payment that would increase the net amount at risk.

If the Guideline Premium Test is chosen, the sum of the premiums paid less any partial withdrawals may not exceed the greater of:

 .   the guideline single premium; or
 .   the sum of the guideline level premiums to the date of payment.

The amount of the guideline premiums are shown in the Policy Specifications. The guideline premiums will change whenever there is a Policy Change. If the guideline premiums change, We will send new Policy Specifications showing the new guideline premiums. These premium limitations do not apply to the extent premiums are necessary to prevent lapse of the Policy during the Policy Year.

The guideline premiums are determined according to the rules set forth in the Federal tax law. The guideline premiums will be adjusted to conform to any changes in the Federal tax law.

The total planned and unscheduled premium payments cannot exceed limits set by the Company. Premiums received in excess of the Company's limits will be returned to You no later than 60 days after the end of the applicable Policy Year. If this excess amount plus interest is not refunded by then, the Death Benefit under the Policy shall be increased retroactively so that at no time is the Death Benefit ever less than the amount needed to ensure qualification as a life insurance contract for Federal tax purposes.

Premium Charge

A premium charge will be applied to premiums received during the first seven Policy Years after the issuance of the Policy or an increase in Specified Amount. The maximum premium charge for this Policy is shown in the Policy Specifications. During the first seven Policy Years, after the issuance of the Policy or an increase in Specified Amount, the premium charge will be assessed against premiums received during the Policy Year, up to the annual Target Premium for the Policy or the increase. If more than the Target Premium for the Policy or the increase is paid in a Policy Year, there will be no premium charge applied to the premium in excess of the Target Premium.

In the event of an increase in Specified Amount, premium payments will be pro rated between the original Specified Amount and the increase in Specified Amount using the Target Premium for each to determine the pro rata split.

Tax Expense Charge

A tax expense charge will be deducted from each premium payment. The current tax expense charge is shown in the Policy Specifications. The charge is to compensate the Company for state and local premium taxes assessed in connection with this Policy. Since state and local premium taxes vary by jurisdiction, the charge is meant to approximate an overall average tax rate paid by the Company. We reserve the right to increase or decrease the tax expense charge to reflect changes in the premium taxes paid by the Company. We also reserve the right to charge for deferred acquisition tax charges.

Net Premium and Allocation of Net Premiums

The Net Premium equals the premium paid less the current tax expense charge and any applicable premium charge. In the application for this Policy, You indicate the initial allocation of Net Premiums among the Fixed Account and the Sub-Accounts of the Separate Account. There are no limitations concerning the number of Sub-Accounts to which Net Premiums may be allocated. Allocation percentages must be in whole numbers and must total 100%. You may change the allocation of future Net Premiums at any time pursuant to written or telephone request. If allocation changes by telephone are elected by the Policyowner, a properly completed authorization form must be on file at Our Service Center before telephone requests will be honored. C.M. Life and its agents and affiliates will not be responsible for losses resulting from acting upon telephone requests reasonably believed to be genuine. C.M. Life will employ reasonable procedures to confirm that instructions communicated by telephone are genuine. Otherwise, We may be liable for any losses due to unauthorized or fraudulent instructions. The procedures We follow for transactions initiated by telephone include requirements that a Policyowner wanting to make such a change identify themselves by name and identify a personal identification number. All transfer instructions by telephone may be tape recorded as an additional safeguard.

The Company reserves the right the charge a fee of $25 for transfers.

Allocation

If a premium is paid with the application or at any time prior to delivery of the Policy, the Net Premium will be placed in the General Account on the date it is received at Our Service Center. Upon issuance of the Policy the Net Premium in the General Account will be allocated to one or more of the Sub-Accounts of the Separate or Fixed Account, or to any combination of these accounts in accordance with Your premium allocation instructions.

Planned Periodic Premiums

We will send reminder notices for the Planned Periodic Premiums based on the amount and mode of such premiums as indicated in the Policy Specifications. We may suspend the notices if premiums are not being paid. We will also suspend the notices upon Your Written Request. With Our consent, You may change the mode or the amount of these premiums by filing a Written Request. Any change in the Planned Periodic Premium amount is subject to the minimum required by Company rules. We may also limit the amount of an increase.

If premiums are discontinued, We will continue to make Monthly Deductions from the Policy Value and this Policy will stay In Force subject to the Grace Period provision.

Unscheduled Premiums

Any premium We receive under this Policy in an amount different from the Planned Periodic Premium will be considered an unscheduled premium. Unscheduled premium payments can be made at any time while this Policy is In Force.

Grace Period

If on any Monthly Anniversary, the Policy Debt is greater than the Policy Value, or the Policy Value is less than or is equal to zero, then this Policy will enter the Grace Period. This Policy will not enter the Grace Period, if on any Monthly Anniversary, the Policy Debt is less than or equal to the Policy Value, and the Policy Value is greater than zero.

If this Policy enters the Grace Period on any Monthly Anniversary, a premium will be due 62 days after such Monthly Anniversary. During this 62 day period, the Policy will stay In Force. Notice of the required premium will be mailed to You at Your last known address and, if You have so requested, to any assignee of record. If the required premium is not paid by the due date, this Policy will lapse without value on the later of:

(1) 62 days after the written notice is mailed; or
(2) 62 days after this Policy enters the Grace Period.

Reinstatement

If this Policy terminates other than by maturity, surrender or death of the Insured, You may reinstate it prior to the Maturity Date within 3 years after default in premium payment. We must receive:

(1) a written application for reinstatement;
(2) evidence of insurability satisfactory to Us; and
(3) the greater of one planned periodic premium or a Net Premium sufficient to cover 3 Monthly Deductions at an amount equal to the last Monthly Deduction just prior to the lapse of this Policy.

This Policy will be reinstated on the Monthly Anniversary following Our approval. The Policy Value on the date of reinstatement will be:

(1) the Net Premium paid to reinstate the Policy increased by interest from the date the payment is received at Our Service Center; plus
(2) an amount equal to the Policy Value less any Policy Debt on the lapse date; less
(3) the Monthly Deduction due on the date of reinstatement.

You may not reinstate any Policy Debt outstanding on the lapse date.

The premium paid on reinstatement will be allocated to the Fixed Account and the Sub-Accounts of the Separate Account in accordance with Your most recent premium allocation request.

PROCEEDS

General

Proceeds means the amount payable under this Policy on the Maturity Date, upon its prior surrender, or at the death of the Insured.

 .   If the Insured is alive on the Maturity Date, or this Policy is surrendered before the Maturity Date, the Proceeds will be the Surrender Value on that Date.
 .   The Proceeds on the death of the Insured will be the Death Benefit less any
    Policy Debt and less due and unpaid Monthly Deductions. The Death Benefit is described in the Death Benefit provision.

The Company will pay the death Proceeds to the Beneficiary when We receive at Our Service Center due proof of the Insured's death while this Policy was In Force.

Policy Settlement

 .   All amounts payable by Us are payable only at Our Service Center.
 .   Unless an optional settlement agreement is elected, Proceeds will be paid in a single sum.
 .   We may require the return of the Policy before paying Proceeds.
 .   Interest will be paid on lump sum death Proceeds at a rate not less than 3%
    per year or the minimum rate set by law, if greater. Interest will be paid from the date of death to the payment date except, when Option 2 is elected, interest will be calculated on the Policy Value portion of the death
    Proceeds from the date the Company receives due proof of death to the payment date.

DEATH BENEFIT PROVISIONS

Death Benefit

The Death Benefit depends on the Death Benefit Option in effect on the date of death.

Option 1:

       The Death Benefit is the Specified Amount on the date of death, or if greater, the Guideline Minimum Death Benefit.

Option 2:

       The Death Benefit is the Specified Amount on the date of death plus the Policy Value on the date of receipt of due proof of death at the Service Center, or if greater, the Guideline Minimum Death Benefit.

The Death Benefit is the Specified Amount on the date of death plus the Policy Value on the date of receipt of due proof of death at the Service Center, or if greater, the Guideline Minimum Death Benefit.

The Death Benefit Option and initial Specified Amount elected in the application are shown in the Policy Specifications. Either or both may be changed as described below.

Changing the Death Benefit Option

You may change the Death Benefit Option in effect by Written Request. Any change will be effective on the Monthly Anniversary on or next following the date We approve the request. You may specify a later effective date. A change in the Death Benefit Option is subject to the following conditions:

(1) If the change is from Option 1 to Option 2, the Specified Amount will be reduced by an amount equal to the Policy Value as of the effective date of change. The Specified Amount in effect after any reduction must be at least as great as the minimum Specified Amount shown in the Policy Specifications.
(2) If the change is from Option 2 to Option 1, the Specified Amount will be increased to equal the Death Benefit which would have been payable under Option 2 on the effective date of change.
(3) We may limit the number of Death Benefit Option changes in any Policy Year.

We may require evidence of insurability satisfactory to Us for any Death Benefit Option change. Also, We may charge up to $25 for any change.

Changing the Specified Amount

The existing Specified Amount may be increased or decreased by Written Request. Any change will be effective on the Monthly Anniversary on or next following the date We approve the request, unless You specify a later date. We may limit the number and size of changes in a Policy Year.

 .   A decrease in the Specified Amount is subject to the following conditions:
    (1)  No decrease is permitted prior to the third Policy Anniversary.
    (2) No decrease is permitted within three years following the effective date of any increase.
    (3) The Specified Amount in effect after any decrease must be at least as great as the Minimum Specified Amount shown in the Policy Specifications.
    (4)  Any decrease will reduce the Specified Amount in the following order:
         (a) first, it will reduce the most recent increase;
         (b) next, it will reduce the next most recent increase(s) successively; and
         (c) finally, it will reduce the Specified Amount.

 .   An increase in the Specified Amount is subject to the following conditions:
    (1) Submission of an application for increase and satisfactory evidence of insurability of the Insured.
    (2) If the Surrender Value is insufficient to continue the Policy In Force for three months at current rates of mortality and interest, a Net Premium sufficient to increase the Surrender Value to an amount equal to three Monthly Deductions is required.
    (3) No increase may be made after the Policy Anniversary on or next following the Insured's Age 75.
    (4) The minimum amount of any increase in Specified Amount is shown in the Policy Specifications.

DEFINITION OF LIFE INSURANCE TEST

At application for this Policy, the Policyowner must choose one of two tests to be used to determine if the Policy qualifies as life insurance under Section 7702 of the Internal Revenue Code. The test cannot be changed once the Policy is issued. Currently, the two tests are:

(1) the Guideline Premium Test; and
(2) the Cash Value Accumulation Test.

Under the Guideline Premium Test, the Death Benefit must be greater than or equal to the product of the Policy Value and the Death Benefit Factor for the Insured's Age. If this test is chosen, the Death Benefit Factor will be shown in the Policy Specifications. If this is chosen, there are maximum premium limitations described in detail in the Policy Specifications.

Under the Cash Value Accumulation Test, the Policy Value can never be greater than the net single premium, calculated using guaranteed cost of insurance rates and 4% interest, for the Death Benefit otherwise calculated under the Policy. There are no maximum premium limitations imposed under this test.

Under both tests, if the Death Benefit is not sufficient to satisfy the test, it will be increased to the amount necessary to satisfy the test. That Death Benefit amount will be referred to as the Guideline Minimum Death Benefit. The Definition of Life Insurance Test chosen is shown in the Policy Specifications.

POLICY VALUE PROVISIONS

The Policy Value is the total amount available for allocation and is equal to the sum of the accumulation in the Fixed Account and the value of the Accumulation Units in the Sub-Accounts. There is no guaranteed minimum Policy Value. Because Policy Value on any date depends upon a number of variables, it cannot be predetermined.

Policy Value and Surrender Value will reflect frequency and amount of Net Premiums paid, interest credited to accumulation in the Fixed Account, the investment performance of the chosen Sub-Accounts, any partial withdrawals, any loans, any loan repayments, any loan interest paid or credited, and any charges assessed in connection with this Policy.

Calculation of Policy Value

The Policy Value is determined first on the Date of Issue and thereafter on each Valuation Date. On the Date of Issue, the Policy Value will be the Net Premiums received, plus any interest earned during the period when premiums are held in the General Account (before being transferred to the Separate Account or the Fixed Account), less any Monthly Deductions due.

On each Valuation Date after the Date of Issue the Policy Value will be:

(1) the aggregate of the values in each of the Sub-Accounts on the Valuation Date, determined for each Sub-Account by multiplying the value of an Accumulation Unit in that Sub-Account on that date by the number of such Accumulations Units allocated to the Policy; plus
(2) the value in the Fixed Account allocated to the Policy.
Thus, the Policy Value is determined by multiplying the number of Accumulation Units in each Sub-Account by the value of the applicable Accumulation Units on the particular Valuation Date, adding the results, and adding the amount in the Fixed Account allocated to this Policy, if any.

Accumulation Unit

Each Net Premium payment is allocated to either the Sub-Account(s) or the Fixed Account in accordance with Your instruction. Allocations to the Sub-Accounts are credited to the Policy in the form of Accumulation Units. Accumulation Units are credited separately for each Sub-Account.

The number of Accumulation Units for each Sub-Account credited to the Policy is equal to the portion of the Net Premium allocated to the Sub-Account, divided by the dollar value of the applicable Accumulation Unit as of the Valuation Date the payment is received at Our Service Center. The number of Accumulation Units will remain fixed unless changed by a subsequent split of Accumulation Unit value, transfer, partial withdrawal or surrender. In addition, if C.M. Life is deducting the Monthly Deduction or other charges from a Sub-Account, each such deduction will result in cancellation of a number of Accumulation Units equal in value to the amount deducted.

The dollar value of an Accumulation Unit of each Sub-Account varies from Valuation Date to Valuation Date based on the investment experience of that Sub-Account. That experience, in turn, will reflect the investment performance, expenses and charges of the respective Funds. The dollar value of an Accumulation Unit on a given Valuation Date is determined by multiplying the dollar value of the corresponding Accumulation Unit as of the immediately preceding Valuation Date by the appropriate net investment factor.

Net Investment Factor

The net investment factor measures the investment performance of a Sub-Account of the Separate Account during the Valuation Period just ended. The net investment factor for each Sub-Account is equal to 1.0000 plus the number arrived at by dividing (a) by (b) and subtracting (c) and (d) from the result, where:

(a) is the investment income of that Sub-Account for the Valuation Period, plus capital gains, realized or unrealized, credited during the Valuation Period; minus capital losses, realized or unrealized, charged during the Valuation Period; adjusted for provisions made for taxes, if any;
(b) is the value of that Sub-Account's assets at the beginning of the Valuation Period;
(c) is a charge for each day in the Valuation Period for mortality and expense risks. This charge may be increased or decreased by C.M. Life, but may not exceed, on an annual basis, the amount shown in the Policy Specifications of the daily net asset value of the Sub-Account; and
(d) is the Separate Account administrative charge for each day in the Valuation Period equal, on an annual basis, to the percentage shown in the Policy Specifications of the daily net asset value of that Sub-Account. This charge is applicable only during the first twenty Policy Years.

The net investment factor may be greater or less than one (1). Therefore, the value of an Accumulation Unit may increase or de-crease. You bear the investment risk.

Fixed Account

Amounts allocated to the Fixed Account will be part of the General Account.

On the date of receipt of an amount to be allocated, We will credit interest separately to that portion of the Policy Value equal to any existing Policy Debt and to the balance of the Policy Value in the Fixed Account. The balance of the Policy Value in the Fixed Account will be credited with interest at rates to be declared by Us. They will be declared in advance and will not be less than the Guaranteed Interest Rate which is shown in the Policy Specifications.

All interest rates stated are effective annual rates. They will be applied to properly reflect the date of receipt of any Planned Periodic Premiums, unscheduled premiums and any changes in Policy Debt during a Policy Month.

The interest credited on the portion of the value in the Fixed Account equal to the Policy Debt, is the loan rate less the Loan Interest Spread shown in the Policy Specifications or the Fixed Account guaranteed rate, whichever is greater.

Separate Account

The Policy Value may vary if allocated to the Sub-Accounts of the Separate Account. The Separate Account is separate from the Company's General Account and the Fixed Account. That portion of the assets of the Separate Account equal to the reserves and other liabilities of the Policies which are supported by the Separate Account will not be charged with liabilities that arise from any other business the Company conducts.

The Company established the Separate Account to support variable life insurance contracts. The Separate Account is registered with the Securities and Exchange Commission (SEC) as a unit investment trust under the Investment Company Act of 1940. It also is governed by the laws of the State of Connecticut.

The Separate Account has several Sub-Accounts. The Company reserves the right, subject to compliance with applicable law, to change the names of the Separate Account or its Sub-Accounts. The Sub-Accounts in which You initially chose to invest are shown in Your Initial Net Premium Allocation Form attached to this Policy.

Each Sub-Account invests its assets in a separate registered investment company or a separate series of a registered investment company or fund.

We reserve the right to add new sub-accounts and to restrict investments in Sub-Accounts that We deem unsuitable for investment.

Income and realized and unrealized gains or losses from the assets of each Sub-Account of the Separate Account are credited to or charged against that Sub-Account without regard to income, gains, or losses in the other Sub-Accounts of the Separate Account, the General Account or any other separate accounts.

Monthly Deductions

The Monthly Deduction will be made pro rata from the Fixed Account and Sub-Accounts in which You have Policy Value on the Monthly Calculation Date.

 .   The Monthly Deduction consists of:
    (1) the Monthly Cost of Insurance; plus
    (2) the Monthly Administrative Charge; plus
    (3) any monthly charge for certain Riders attached to the Policy.

 .   The Monthly Cost of Insurance is (1 x (2 - 3)) + (4 x 5) where:
    (1) is the Monthly Cost of Insurance Rate per $1,000 divided by 1,000. (The Monthly Cost of Insurance Rate per $1,000 will not exceed the Maximum Monthly Cost of Insurance Rate per $1,000 of Net Amount at Risk shown in the Policy Specifications).
    (2) is the Death Benefit on the Monthly Anniversary;
    (3) is the Policy Value on the Monthly Anniversary;
    (4) is any flat extra charge shown in the Policy Specifications divided by 12.
    (5) is the Specified Amount of this Policy as shown in the Policy Specifications divided by 1,000.

 .   The Monthly Administrative Charge is (1) + (2) where:
    (1) is the Monthly Per Policy Charge (the Monthly Per Policy Charge will not exceed the Maximum Monthly Per Policy Charge shown in the Policy Specifications); and
    (2) is the Monthly Per Thousand Charge. The Monthly Per Thousand Charge is
    (a) times (b) where:
        (a) is the Specified Amount of this Policy as shown in the Policy Specifications divided by 1,000.
        (b) is the Monthly Per Thousand Rate (The Monthly Per Thousand Rate will not exceed the Maximum Monthly Per Thousand Rate shown in the Policy Specifications).

Monthly Cost of Insurance Rates

Monthly Cost of Insurance Rates are determined by Us based on Our expectations as to Our future mortality, investment, lapse and expense experience. For the initial Specified Amount they will never be greater than those shown in the Table of Maximum Monthly Cost of Insurance Rates in the Policy Specifications.

If there has been an increase in the Specified Amount, a different Monthly Cost of Insurance Rate may apply to the increase.

Basis of Computation

Maximum Monthly Cost of Insurance Rates are based on the 1980 CSO Mortality Table B, and the Insured's tobacco and underwriting class stated in the Policy Specifications.

Transfers

Subject to the Company's then current rules, You may at any time transfer Policy Value among the Sub-Accounts or between a Sub-Account and the Fixed Account. The Policy Value held in the Fixed Account to secure a Policy loan, however, may not be transferred.

All requests for transfers must be made to the Service Center. The amount transferred will be based on the Policy Value in the Account(s) next computed after receipt of the transfer order. C.M. Life will make transfers pursuant to valid written or telephone request. As discussed in the Net Premium and Allocation of Net Premiums provision of this Policy, a properly completed authorization form must be on file at the Service Center before telephone requests will be honored.

Only one transfer from the Fixed Account to the Separate Account may be made per Policy Year. The transfer may not exceed Our percentage limit as shown in the Policy Specifications. There will also be a ninety (90) day waiting period between transfers out of the Fixed Account.

The Fixed Account and the Money Market Portfolio are competing investment options. Transfers between these competing options will not be permitted. For a period of ninety (90) days following a transfer from one competing option, no transfer can be made to the other competing option. For a period of 90 days following a transfer to one competing option, no transfer can be made from the other competing option.

The transfer privilege is subject to the consent of C.M. Life. We reserve the right to impose limitations on transfers including, but not limited to:

(1) the minimum amount that may be transferred;
(2) the minimum amount that may remain in a sub-account from which the transfer is being made;
(3) the minimum period of time between transfers involving the Fixed Account; and
(4) the maximum amount that may be transferred each time to or from the Fixed Account.

You may make in any Policy Year, a number of transfers without charge. This number is shown in the Policy Specifications. After the last transfer made without charge, a charge of no more than the charge shown in the Policy Specifications will be deducted from the amount transferred for each transfer in that Policy Year. Any transfer made with respect to a conversion privilege, Policy loan or material change in investment policy will not incur a charge and will not count towards Your number of free transfers.

SURRENDER PROVISIONS

Surrender of the Policy

You may at any time surrender this policy and receive its Surrender Value. The Surrender Value will be calculated as of the Valuation Date on which a Written Request for surrender and this Policy are received at the Service Center. The Surrender Value may be paid in a single lump sum or under one or more payment options currently offered by the Company, subject to any state limitations. We will normally pay the Surrender Value within seven days following receipt of the surrender request, but We may delay payment under the circumstances described in the Postponement of Payments provision in this Policy.

This Policy will terminate as of the date of surrender.

Partial Withdrawals

You may make a partial withdrawal from the Policy Value by sending Us Your Written Request. The date of the partial withdrawal will be the date the request is received at Our Service Center.

 .   Partial withdrawals are subject to the following conditions:
    (1) No partial withdrawals are permitted in the first three (3) Policy
        Years.
    (2) A maximum partial withdrawal may not exceed 90% of the Surrender Value.
    (3) Only one partial withdrawal is permitted per Policy Year.
    (4) The minimum partial withdrawal is $1000.
    (5) A fee will be charged for each partial withdrawal. The Partial
        Withdrawal Charge is shown in the Policy Specifications.
    (6) The Surrender Value after a partial withdrawal must be at least $1,000.
 .   The Policy Value on the date of a partial withdrawal is reduced by:
    (1) The amount paid to You; plus
    (2) The Partial Withdrawal Charge.
 .   If the Death Benefit Option in effect on the date of a partial withdrawal is
    Option 1, the Specified Amount will be reduced by the reduction in Policy Value. The Specified Amount after the reduction cannot be less than the minimum required by Company rules.

POSTPONEMENT OF PAYMENTS

Payments of any amount due from the Separate Account upon surrender, partial withdrawals, or death of the Insured, as well as payments of a Policy Loan and transfers may be postponed whenever:

(1) the New York Stock Exchange is closed other than customary weekend and holiday closings; or
(2) trading on the New York Stock Exchange is restricted as determined by the Securities and Exchange Commission; or
(3) an emergency exists, as determined by the Securities and Exchange Commission, as a result of which disposal of securities is not reasonably practicable or it is not reasonably practicable to determine the value of the Separate Account's net assets.

Payments under the Policy of any amounts derived from the premiums paid by check may be delayed until such time as the check has cleared Your bank.

We also reserve the right to defer payments of any amount due from the Fixed Account upon surrender, partial withdrawal or death of the Insured, as well as payments of Policy loans and transfers from the Fixed Account, for a period not to exceed six months.

CONVERSION PROVISION

Upon Your Written Request, while this Policy is In Force, You may convert it to a flexible premium adjustable life insurance policy currently offered by Us during the first 24 months after the Date of Issue or after the effective date of an increase in the Specified Amount.

 .   The new policy will be issued:
    (1) on the life of the Insured of this Policy;
    (2) without evidence of insurability;
    (3) with the underwriting class We then offer that is most similar to the original policy;
    (4) with the same Issue Age and Date of Issue as this
        Policy;
    (5) with the same Specified Amount as this Policy;
    (6) with fixed and guaranteed minimum benefits which had been offered by the Company on the Date of Issue of the original policy or on the effective date of an increase in Specified Amount, whichever is applicable.
 .   The periods in the suicide and incontestability provision of the new policy will expire on the same date as such provisions in this policy would have expired.
 .   Any extra benefit rider will be available only with Our consent.
 .   If this Policy is converted within 24 months after the Date of Issue, You can transfer, without a charge, the Policy Value in the Separate Account to the Fixed Account and simultaneously change Your premium allocation instructions to allocate future premium payments to the Fixed Account.
 .   If this Policy is converted within 24 months after the effective date of an increase, You can transfer, without charge, all or part of the Policy Value in the Separate Account to the Fixed Account and simultaneously change Your premium allocation instructions to allocate all or part of future premium payments to the Fixed Account.

POLICY LOANS

General

At any time You may, by Written Request, borrow against this Policy. We will lend You any sum up to the Policy's maximum loan value. The maximum loan value is the Surrender Value on the date of the Policy loan less projected interest, at the loan interest rate, to the end of the Policy Year.

 .   We reserve the right to inspect or endorse the Policy before making the loan.
 .   We may defer making a loan against the Policy Value in the Fixed Account for a period not exceeding six months after You apply for it. However, We will not defer the loan if it is to be used to pay any premiums to Us.
 .   The Policy will be the sole security for the loan. Lack of endorsement will not indicate that the Policy is free of loans. ' Any interest not paid when due will be added to the loan. Interest is due and payable on the Policy Anniversary.
 .   Any Policy Debt may be repaid in whole or in part at any time while this
    Policy is In Force.
 .   Principal and interest are payable at Our Service Center.
 .   Every payment to the Company will be considered a premium payment unless clearly marked for Policy Debt repayment.
 .   Policy Value equal to the Policy loan will be held in the Fixed Account to secure the Policy loan.  The amount will be transferred from each
    Sub-Account on a pro rata basis, less the pro rata share of the Policy Value in the Fixed Account.
 .   As described in the Policy Value Provisions, We may credit interest at different rates to that portion of the Policy Value equal to any existing Policy Debt and to the balance of the Policy Value.

Loan Interest Rate

Interest on any loan is at an effective annual rate. This rate will apply to all Policy Debt under this Policy. This rate may change. Changes will be made only on a Policy Anniversary and will remain in effect for the following Policy Year.

 .   The loan interest rate is based on a published Monthly Average. That Average will be:
    (1) the Composite Yield on Seasoned Corporate Bonds as published by Moody's Investors Service, Inc. or any successor to the Service; or
    (2) If that Monthly Average is no longer published, a substantially similar average, established by regulation issued by the insurance supervisory official of the state where this Policy was delivered.

 .   The loan interest rate for a Policy Year is the Published Monthly Average for the calendar month ending two months before the calendar month in which that Policy Year begins or the guaranteed interest rate for the Fixed Account plus the Loan Interest Spread shown in the Policy Specifications, whichever is higher.

 .   The following restrictions apply to the loan interest rate as described above:
    (1) We may increase the rate whenever the maximum rate is at least 1/2% higher than the rate in effect for the previous Policy Year.
    (2) We will reduce the rate whenever the maximum rate is at least 1/2% lower than the rate in effect for the prior Policy Year.
    (3) If the rate is changed, the new rate will become effective on Your
    Policy Anniversary.
    (4) The loan interest rate may not exceed the maximum loan interest rate allowed by the state in which this Policy was delivered.
 .   We will notify You of the current loan interest rate:
    (1) upon Your Written Request; and
    (2) at the time a Policy loan is made.
 .   We will send You notice 30 days in advance of any increase in the loan interest rate, if a Policy loan is then outstanding. We will also notify You of any decreases.
 .   Any notice will state that the rate may vary and will state the frequency at which the rate will be determined.

Preferred Loan

After the tenth Policy Year, the Policyowner may take loans against the Policy Value at a rate that is equal to the Loan Interest Rate then in effect for the Policy, less the Loan Interest Spread shown in the Policy Specifications. We reserve the right to adjust this preferred rate on each Policy Anniversary when the Loan Interest Rate for the coming Policy Year is determined. The maximum Preferred Loan Amount is 10% of the Policy Value at the time of the Preferred Loan request.

Federal Tax Considerations

The Company intends to make a charge for any effect which the income, assets or existence of the Separate Account may have upon its tax. The Separate Account presently is not subject to tax, but the Company reserves the right to assess a charge for taxes of the Separate Account at any time it becomes subject to tax.

INCOME SETTLEMENT OPTIONS

Rather than pay Proceeds in a single sum as provided in this Policy, We will pay them based on the terms of an optional settlement agreement, if elected. Under such an agreement You may elect one of the following options:

Option 1. Installments for a Specified Period. Equal payments for a stated number of years, not more than 30. The amount is shown in the Option 1 Table on the following page.

Option 2. Life Income. Equal monthly payments while the payee is alive, as shown in the Option 2 Table on the following page. Payments with or without installments certain may be elected. This benefit may be in-creased by the Alternative Life Income provision.

Option 3. Interest. Interest payments while the payee is alive or for a shorter period. Interest will be paid at an effective interest rate of 3% compounded annually. Payments are increased by any additional interest earnings We may apportion.

Option 4. Installments of Specified Amount. Equal annual, semiannual, quarterly or monthly payments for a stated amount. Payments will be made until the proceeds and interest are all paid out. The total yearly amount paid must be at least 6% of the original proceeds. Any unpaid balance left with Us will be increased by an effective interest rate of 3% compounded annually.
We will also add any additional interest earnings We may apportion.

Option 5. Life Income With Installment Refund. Equal monthly payments as shown in the Option 5 Table on the following page. Payments will be made until the total amount paid equals the proceeds, and as long thereafter as the payee lives.

Option 6. Joint Life Income for the Payee and One Other Person with Two-Thirds to Survivor (One Hundred and Twenty Months Certain). Based on the Option 6 table, We will pay a joint monthly income to the payee and one other person designated at exercise of this option. We will pay the income for 120 months certain, and as long afterwards as both payees are living. After the death of either payee, and following payment of any remaining income certain, monthly payments equal to two-thirds of monthly income will be continued to the surviving payee for life.

Alternate Life Income

If Option 2, 5 or 6 is elected, the payee can elect to receive an alternate life income. This is instead of receiving income based on the rates shown in the following tables. The election must be made at the time the in-come is to begin. The alternate life monthly income will at least be equal to the monthly income provided by a new single premium immediate annuity (first payment immediate), based on Our published rates then in use when the income settlement option is elected.

Payment Provisions

 .   If an optional settlement agreement becomes effective, We will issue a supplementary contract in ex-change for the Policy and agreement. The contract will show the rights and benefits provided by the agreement.
 .   We may change the payment basis to quarterly, semiannual, or annual if any payment is less than $50.
 .   We may pay Proceeds in one sum if they are less than $5,000. The payment will be paid to the then payee of income named in the optional settlement agreement.
 .   Payments under Options 2, 5, and 6 will be subject to proof of the payee's ages.
 .   The first installment under Options 1, 2, 4, 5 and 6 is due as of the date the Proceeds become payable.
 .   Installments certain under Options 1, 2, 5 and 6 are computed at an effective interest rate of 3% com-pounded annually. This does not apply when alternate life income is elected.
 .   Installments certain, after the first, will be increased by any additional interest earnings We may apportion. If the alternate life income is elected, We will not increase payments certain by additional interest earnings. No endorsements of the Policy are required when an optional settlement agreement is completed.
 .   If the same income would be payable for various periods of time at a given age, We will automatically pay income for the longest period.

                  -------------------------------------------
                          OPTION 1. INSTALLMENTS FOR
                             A SPECIFIED PERIOD -
                            SETTLEMENT OPTION RATES
                  -------------------------------------------
                              MONTHLY INCOME PER
                              $1,000 OF PROCEEDS
                  -------------------------------------------
                       Years              Monthly Income
                         1                  $  84.47
                         2                     42.86
                         3                     28.99
                         4                     22.06
                         5                     17.91
                         6                     15.14
                         7                     13.16
                         8                     11.68
                         9                     10.53
                         10                     9.61
                         11                     8.86
                         12                     8.24
                         13                     7.71
                         14                     7.26
                         15                     6.87
                         16                     6.53
                         17                     6.23
                         18                     5.96
                         19                     5.73
                         20                     5.51
                         21                     5.32
                         22                     5.15
                         23                     4.99
                         24                     4.84
                         25                     4.71
                         26                     4.59
                         27                     4.47
                         28                     4.37
                         29                     4.27
                         30                     4.18
                  -------------------------------------------
                    The first Income Payment is made on the
                            contract's Income Date.
                  -------------------------------------------

--------------------------------------------------------------------------------
                 OPTION 2. LIFE INCOME - SETTLEMENT OPTION RATES
     OPTION 5. LIFE INCOME WITH INSTALLMENT REFUND - SETTLEMENT OPTION RATES
--------------------------------------------------------------------------------
                   MONTHLY LIFE INCOME PER $1,000 OF PROCEEDS
                                     UNISEX
--------------------------------------------------------------------------------
        LIFE       5 Yrs         10 Yrs       20 Yrs       Instl
AGE     ONLY       C & L(*)      C & L        C & L        Refnd        AGE
--------------------------------------------------------------------------------
50     $3.76       $3.75         $3.74        $3.70        $3.68         50
51      3.81        3.81          3.80         3.74         3.72         51
52      3.87        3.87          3.85         3.79         3.77         52
53      3.93        3.93          3.91         3.84         3.83         53
54      3.99        3.99          3.97         3.90         3.88         54

55      4.06        4.05          4.04         3.95         3.94         55
56      4.13        4.12          4.10         4.01         4.00         56
57      4.21        4.20          4.18         4.07         4.06         57
58      4.29        4.28          4.25         4.13         4.12         58
59      4.37        4.36          4.33         4.19         4.19         59

60      4.46        4.45          4.41         4.25         4.26         60
61      4.55        4.54          4.50         4.32         4.34         61
62      4.65        4.64          4.60         4.39         4.42         62
63      4.76        4.75          4.69         4.45         4.50         63
64      4.88        4.86          4.80         4.52         4.59         64

65      5.00        4.98          4.91         4.59         4.68         65
66      5.13        5.10          5.02         4.66         4.78         66
67      5.27        5.24          5.14         4.73         4.88         67
68      5.41        5.38          5.27         4.80         4.99         68
69      5.57        5.53          5.41         4.87         5.10         69

70      5.74        5.70          5.55         4.93         5.22         70
71      5.92        5.87          5.69         4.99         5.35         71
72      6.12        6.05          5.85         5.05         5.48         72
73      6.33        6.25          6.00         5.11         5.62         73
74      6.55        6.46          6.17         5.16         5.77         74

75      6.79        6.68          6.34         5.21         5.93         75
76      7.05        6.92          6.52         5.26         6.09         76
77      7.33        7.17          6.70         5.30         6.26         77
78      7.62        7.43          6.88         5.33         6.44         78
79      7.94        7.71          7.06         5.36         6.63         79

80      8.28        8.00          7.25         5.39         6.84         80
81      8.65        8.31          7.44         5.42         7.05         81
82      9.04        8.64          7.62         5.44         7.27         82
83      9.46        8.98          7.80         5.45         7.51         83
84      9.92        9.34          7.98         5.47         7.75         84

85     10.41        9.72          8.15         5.48         8.01         85
--------------------------------------------------------------------------------
                Rates for other ages are available upon request.
        Age of annuitant is determined on an age-nearest-birthday basis.
         The first Income Payment is made on the contract's Income Date.
                (*) C & L is an abbreviation for certain and life
--------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------
                                       OPTION 6. JOINT LIFE INCOME AND 2/3 SURVIVOR,
                                    10 YEARS CERTAIN BENEFITS - SETTLEMENT OPTION RATES
------------------------------------------------------------------------------------------------------------------------
                                        MONTHLY LIFE INCOME PER $1,000 OF PROCEEDS
                                            JOINT ANNUITANTS: UNISEX1 & UNISEX2
------------------------------------------------------------------------------------------------------------------------
                                            UNISEX2 IS YOUNGER THAN UNISEX1 BY:
UNISEX1  ---------------------------------------------------------------------------------------------------------------
  AGE       10 Yr      9 Yr       8 Yr       7 Yr       6 Yr       5 Yr       4 Yr       3 Yr      2 Yr        1 Yr
------------------------------------------------------------------------------------------------------------------------
   55      $3.62      $3.64      $3.67      $3.69      $3.72      $3.74      $3.77      $3.80      $3.83      $3.86
   56       3.66       3.69       3.72       3.74       3.77       3.80       3.83       3.86       3.89       3.92
   57       3.71       3.74       3.77       3.80       3.83       3.85       3.89       3.92       3.95       3.98
   58       3.76       3.79       3.82       3.85       3.88       3.91       3.95       3.98       4.01       4.05
   59       3.82       3.85       3.88       3.91       3.94       3.98       4.01       4.04       4.08       4.12

   60       3.88       3.91       3.94       3.97       4.01       4.04       4.08       4.11       4.15       4.19
   61       3.94       3.97       4.00       4.04       4.07       4.11       4.15       4.19       4.23       4.27
   62       4.00       4.04       4.07       4.11       4.15       4.18       4.22       4.26       4.31       4.35
   63       4.07       4.10       4.14       4.18       4.22       4.26       4.30       4.35       4.39       4.43
   64       4.14       4.18       4.22       4.26       4.30       4.34       4.39       4.43       4.48       4.53

   65       4.21       4.25       4.29       4.34       4.38       4.43       4.48       4.52       4.57       4.62
   66       4.29       4.33       4.38       4.42       4.47       4.52       4.57       4.62       4.67       4.73
   67       4.37       4.42       4.46       4.51       4.56       4.62       4.67       4.72       4.78       4.83
   68       4.46       4.50       4.56       4.61       4.66       4.72       4.77       4.83       4.89       4.95
   69       4.55       4.60       4.65       4.71       4.76       4.82       4.88       4.94       5.00       5.07

   70       4.64       4.70       4.75       4.81       4.87       4.94       5.00       5.06       5.13       5.19
   71       4.74       4.80       4.86       4.92       4.99       5.05       5.12       5.19       5.26       5.33
   72       4.85       4.91       4.97       5.04       5.11       5.18       5.25       5.32       5.39       5.46
   73       4.96       5.03       5.09       5.16       5.24       5.31       5.38       5.46       5.53       5.61
   74       5.07       5.15       5.22       5.29       5.37       5.45       5.52       5.60       5.68       5.76

   75       5.20       5.27       5.35       5.43       5.51       5.59       5.67       5.76       5.84       5.92
   76       5.33       5.41       5.49       5.57       5.65       5.74       5.83       5.92       6.00       6.09
   77       5.46       5.54       5.63       5.72       5.81       5.90       5.99       6.08       6.17       6.26
   78       5.60       5.69       5.78       5.87       5.97       6.06       6.16       6.25       6.35       6.44
   79       5.75       5.84       5.94       6.03       6.13       6.23       6.33       6.43       6.53       6.62

   80       5.90       6.00       6.10       6.20       6.30       6.41       6.51       6.61       6.71       6.81
   81       6.06       6.16       6.26       6.37       6.48       6.58       6.69       6.80       6.90       7.00
   82       6.22       6.33       6.44       6.55       6.66       6.77       6.88       6.99       7.09       7.19
   83       6.39       6.50       6.61       6.73       6.84       6.95       7.07       7.18       7.28       7.39
   84       6.56       6.67       6.79       6.91       7.03       7.14       7.26       7.37       7.47       7.58

   85       6.73       6.85       6.97       7.09       7.21       7.33       7.45       7.56       7.66       7.76
------------------------------------------------------------------------------------------------------------------------
                                    Rates for other ages are available upon request.
                            Age of annuitant is determined on an age-nearest-birthday basis.
                             The first Income Payment is made on the contract's Income Date.
------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------
                  OPTION 6. JOINT LIFE INCOME AND 2/3 SURVIVOR,
            10 YEARS CERTAIN BENEFITS - SETTLEMENT OPTION RATES CONT.
--------------------------------------------------------------------------------
                   MONTHLY LIFE INCOME PER $1,000 OF PROCEEDS
                       JOINT ANNUITANTS: UNISEX1 & UNISEX2
--------------------------------------------------------------------------------
 UNISEX1                  UNISEX2 IS OLDER THAN UNISEX1 BY:
         -----------------------------------------------------------------------
   AGE      SAME AGE      1 Yr        2 Yr         3 Yr       4 Yr       5 Yr
--------------------------------------------------------------------------------
   55       $3.89        $3.92       $3.95        $3.98      $4.01      $4.04
   56        3.95         3.98        4.01         4.04       4.08       4.11
   57        4.01         4.05        4.08         4.11       4.15       4.18
   58        4.08         4.12        4.15         4.19       4.22       4.26
   59        4.15         4.19        4.23         4.26       4.30       4.34

   60        4.23         4.27        4.31         4.35       4.39       4.43
   61        4.31         4.35        4.39         4.43       4.48       4.52
   62        4.39         4.43        4.48         4.52       4.57       4.62
   63        4.48         4.53        4.57         4.62       4.67       4.72
   64        4.57         4.62        4.67         4.72       4.77       4.82

   65        4.67         4.73        4.78         4.83       4.88       4.94
   66        4.78         4.83        4.89         4.94       5.00       5.05
   67        4.89         4.95        5.00         5.06       5.12       5.18
   68        5.01         5.07        5.13         5.19       5.25       5.31
   69        5.13         5.19        5.26         5.32       5.38       5.45

   70        5.26         5.33        5.39         5.46       5.52       5.59
   71        5.39         5.46        5.53         5.60       5.67       5.74
   72        5.54         5.61        5.68         5.76       5.83       5.90
   73        5.69         5.76        5.84         5.92       5.99       6.06
   74        5.84         5.92        6.00         6.08       6.16       6.23

   75        6.01         6.09        6.17         6.25       6.33       6.41
   76        6.18         6.26        6.35         6.43       6.51       6.58
   77        6.35         6.44        6.53         6.61       6.69       6.77
   78        6.53         6.62        6.71         6.80       6.88       6.95
   79        6.72         6.81        6.90         6.99       7.07       7.14

   80        6.91         7.00        7.09         7.18       7.26       7.33
   81        7.10         7.19        7.28         7.37       7.45       7.52
   82        7.29         7.39        7.47         7.56       7.63       7.70
   83        7.48         7.58        7.66         7.74       7.82       7.88
   84        7.67         7.76        7.85         7.92       7.99       8.06

   85        7.86         7.94        8.02         8.10       8.17       8.23
--------------------------------------------------------------------------------
                Rates for other ages are available upon request.
        Age of annuitant is determined on an age-nearest-birthday basis.
         The first Income Payment is made on the contract's Income Date.
--------------------------------------------------------------------------------


                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY

 .   Adjustable Death Benefit Payable at the Death of the Insured, if the Insured
    Dies Before the Maturity Date and While the Policy is In Force.
 .   Flexible Premiums Payable During the Lifetime of the Insured Until the
    Maturity Date.
 .   Policy Value Payable on the Maturity Date if the Policy has not Terminated.
 .   Nonparticipating - No Dividends.